Exhibit 10.23

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), effective as of April 18, 2013 (the “Effective Date”), is between Samson Resources Corporation, a Delaware corporation (“SRC”) and its wholly owned subsidiary, Samson Investment Company, a Nevada Corporation (“SIC” and together with SRC the “Employer”), and Randy L. Limbacher (“Executive”).

WHEREAS, the parties desire that Executive be employed as President and Chief Executive Officer of Employer; and

WHEREAS, the parties desire to enter into this Agreement, all as herein provided;

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms have the following meanings:

(a) “Affiliate” means, with respect to any entity, any other corporation, organization, association, partnership, sole proprietorship or other type of entity, whether incorporated or unincorporated, directly or indirectly controlling or controlled by or under direct or indirect common control with such entity; provided that for purposes of this Agreement, the term “Affiliate” shall not include any Co-Invest Vehicle (as such term is defined in the Executive’s Stockholder Agreement).

(b) “Annual Period” means the time period of one year beginning on, first, the last day of the Initial Term and ending on the day before the anniversary of that date, and thereafter, the last day of each anniversary of the last day of the Initial Term and ending on the day before the anniversary of each such date.

(c) “Board” means the Board of Directors of SRC.

(d) “Cause” means, subject to Paragraph 6(c) below, a finding by the Board of acts or omissions constituting, in the Board’s reasonable judgment, any of the following occurring during the Employment Term:

(i) Executive’s commission of any serious crime involving fraud, dishonesty or a breach of trust as to Employer (including but not limited to, misrepresentation, embezzlement, or misappropriation);

(ii) Executive’s material violation of either (A) any applicable confidential and proprietary information policy of Employer or (B) any applicable code of conduct policy of Employer, in each case, to the extent such policy has been provided to Executive in writing prior to any such material violation;

(iii) Executive’s conviction, guilty plea or no contest plea regarding any felony or any crime involving moral turpitude; or

(iv) Executive’s intentional and repeated failure to perform his duties in any material respect (other than any failure resulting from Executive’s incapacity due to physical or mental illness or Disability) or Executive’s gross negligence or intentional misconduct in the performance of his duties, including any such act or acts which materially and adversely affect the image or reputation of Employer or any part of the Employer or which result in material financial loss to any part of Employer.

No act or failure to act by Executive shall be considered “intentional” unless done or omitted to be done by Executive in bad faith and without reasonable belief that his or her action or omission was in the best interests of the Employer.

(e) “Code Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and other guidance thereunder.

(f) “Confidential Information and Materials” means, without limitation, all information belonging to, used by or in the possession of the Employer Group relating to its business strategies, including but not limited to Prospects, geophysical information, geologic and engineering data and maps, pricing, customer or investor lists, technology, programs, costs, employee performance, compensation or medical status, along with specialized skills and knowledge of company practices, techniques and philosophies developed by any employee, financial information, marketing plans, developmental plans, oil or gas sales contracts, computer programs and systems, inventions, developments, trade secrets of every kind and character, and knowledge of Employer’s legal position with respect to current, pending or proposed litigation, and all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other non-public, proprietary, and confidential information pertaining to the business of Employer or any member of the Restricted Group (as such term is defined in the Executive’s Stockholder Agreement). The term “Prospect” shall mean, in interpreting this Agreement, a defined geographic area, unlimited in vertical strata or extent, which is thought to be commercially productive of hydrocarbons, and which geographic area is defined by a Prospect outline or description. Notwithstanding the foregoing, “Confidential Information and Materials” shall not include any of the foregoing to the extent (i) the disclosure of such information is legally required to comply with applicable law or legal process or government agency or self-regulatory body request so long as the disclosing party uses commercially reasonable efforts to preserve the confidentiality of the information and discloses only that portion of the information as is, based on the advice of the disclosing party’s counsel, legally required, (ii) the information is known to Executive through his work in the industry prior to the Effective Date, and not as a result of any such information being provided to Executive by any member of the Restricted Group, or (iii) it becomes generally available to the public other than as a result of a disclosure or failure to safeguard in violation of Paragraph 8.

(g) “Change of Control” is as defined in the Samson Resources Corporation 2011 Stock Incentive Plan.

(h) “Disability” means and shall be deemed to have occurred if Executive has been determined under Employer’s long-term disability plan to be eligible for long-term disability benefits. In the absence of Executive’s participation in, application for benefits under, or existence of such a plan, “Disability” means Executive’s inability to perform the essential functions of his position because of an illness or injury for (i) a period of six consecutive months or (ii) an aggregate of six months within any period of 12 consecutive months.

(i) “Employer Group” means Employer or any of its direct or indirect subsidiaries.

(j) “Employment Termination Date” means the effective date of termination of Executive’s employment as established under Paragraph 6(g).

(k) “Good Reason” means any of the following; (i) a material diminution in Executive’s Base Salary or Target Bonus opportunity; (ii) relocation of Executive’s current primary place of employment to a location that is more than 25 miles away; or (iii) a material diminution in Executive’s duties and responsibilities with Employer as provided for hereunder.

(l) “Restricted Activities” means Executive competing with any line of the business engaged in by the Employer Group, in the same U.S. county or parish where any such Person (as defined below) or entity is actively conducting business or owns oil and gas properties (“Competitor”) or where any member of the Employer Group planned to acquire such properties, in each case, at or prior to the time the Executive’s active employment with the Employer Group was terminated.

(m) “Stockholder Agreement” means that certain Executive Stockholder’s Agreement entered into between Employer and Executive effective as of even date herewith, in the form attached as Exhibit D hereto.

(n) “Work Product and New Developments” means all ideas, works of authorship, inventions, and other creations, whether or not patentable, copyrightable, or subject to other intellectual-property protection, and any and all improvements, inventions, developments, discoveries, innovations, geophysical, geologic or engineering work or research of any kind whatsoever, Prospects, systems, techniques, ideas, processes, programs, and other things which may be of assistance to Employer Group, that are made, conceived, developed or worked on in whole or in part, alone or with others, by Executive while employed by Employer Group, that relate in any manner whatsoever to the business, existing or then-proposed during Executive’s employment with Employer, of Employer Group, or any other business or research or development effort in which Employer Group engages during Executive’s employment.

2. Employment. Employer agrees to employ Executive, and Executive agrees to be employed, for the period set forth in Paragraph 3. Executive will be employed in the position and with the duties and responsibilities set forth in Paragraph 4(a) and upon the other terms and conditions set out in this Agreement.

3. Term. Executive’s employment under this Agreement shall commence on the Effective Date and shall be for an initial term of five years (the “Initial Term”), unless sooner terminated as provided in this Agreement. Subject to earlier termination as provided in this Agreement, this Agreement and Executive’s employment hereunder shall be automatically extended for an additional Annual Period as of the last day of the Initial Term, and shall subsequently automatically extend for an additional Annual Period on the last day of each such subsequent Annual Period, unless in any case either Executive or Employer gives written notice to the other 60 days or more prior to the end of the Initial Term or any Annual Period, as applicable, that this Agreement and Executive’s employment hereunder shall not be so extended for an additional Annual Period. The Initial Term and thereafter each Annual Period (to the extent automatically renewed) shall constitute the “Employment Term.” Upon such timely written notice, Executive’s employment will end upon the expiration of the then-current Employment Term.

4. Position and Duties.

(a) During the Employment Term, Executive shall be employed as President and Chief Executive Officer of Employer, under the direction and subject to the control of the Board (which direction shall be such as is customarily exercised over a chief executive officer), reporting directly to the Board, and Executive shall be responsible for the business, affairs, properties and operations of Employer and shall have general executive charge, management and control of Employer, with all such powers and authority with respect to such business, affairs, properties and operations as may be reasonably incident to such duties and responsibilities. In addition, Executive shall have such other duties, functions, responsibilities, and authority as are from time to time delegated to Executive by the Board; provided, however, that such duties, functions, responsibilities, and authority are reasonable and customary for a person serving in the same or similar capacity of an enterprise comparable to Employer. In addition, Executive shall serve as a member of the Board and the Board of Directors of SIC during the Employment Term.

(b) During the Employment Term, Executive shall devote his full business time, skill, and attention and his best efforts to the business and affairs of Employer to the extent necessary to discharge fully, faithfully, and efficiently the duties and responsibilities delegated and assigned to Executive in or pursuant to this Agreement, except for usual, ordinary, and customary periods of vacation and absence due to illness or other disability and as otherwise specified in this paragraph. Employer agrees that it shall not be a violation of this paragraph for Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, and/or (iii) manage personal investments, so long as in the case of (i), (ii) and (iii) above such activities do not materially interfere or conflict with the performance of Executive’s responsibilities under this Agreement or the interests of Employer. Specifically, Employer acknowledges that Executive currently serves on the Board of Directors of CARBO Ceramics, Inc. and acknowledges and agrees that such service shall not be considered a violation of this paragraph unless such activities significantly interfere with Executive’s performance of his responsibilities under this Agreement. Except as provided in subsection (i) above, Executive shall not become a member of the board of directors or committees of any other for-profit business organization without the prior written consent of the Board. In addition, for the avoidance of doubt, Executive’s engagement in the activities and/or interests identified on Schedule 1 shall not be, or be deemed to be, a breach of any provision of this Agreement or any agreement referenced herein.

(c) In connection with Executive’s employment under this Agreement, Executive shall be based in Tulsa, Oklahoma, or at any other place where the principal executive offices of Employer may be located during the Employment Term, subject to the Good Reason provisions of Paragraph 1(l)(ii) and any related severance rights that may arise in connection with a relocation of Employer’s principal executive offices thereunder. Executive also will engage in such travel as the performance of Executive’s duties in the business of Employer may reasonably require.

(d) All services that Executive may render to Employer Group in any capacity during the Employment Term shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

(e) Executive hereby acknowledges that he has read and is familiar with the written Employer policies provided to Executive herewith regarding business ethics and conduct, and will comply with all such provisions, and any amendments thereto applicable generally to Employer’s senior executive officers, during the Employment Term.

5. Compensation and Related Matters.

(a) Base Salary. During the Employment Term, Employer shall pay, or shall cause to be paid, to Executive for his services under this Agreement an annualized base salary (the “Base Salary”). The Base Salary as of the Effective Date shall be $800,000. The Base Salary is subject to annual adjustments, at the discretion of the Board, but in no event shall Executive’s Base Salary be less than that set forth above, or any increased Base Salary later in effect. The Base Salary shall be payable in installments in accordance with the general payroll practices of Employer, but in no event less often than monthly, unless otherwise mutually agreed upon.

(b) Annual Bonus. During the Employment Term, Executive will participate in any annual cash bonus plan applicable to Executive’s position, as may be adopted by Employer from time to time and in accordance with the terms of such plan(s) (the “Bonus Plan”). Executive’s target annualized award opportunity under the Bonus Plan in respect of each fiscal year of Employer (each, a “Fiscal Year”) will be 100% of Executive’s Base Salary (the “Target Bonus”), and shall be subject to such other terms, conditions and restrictions as may be established by the Board or the committee thereof responsible for the administration of the Bonus Plan. Notwithstanding anything set forth in the Bonus Plan to the contrary, Executive shall be deemed to have satisfied any service requirement necessary to earn any bonus amount due under the Bonus Plan in respect of a given Fiscal Year (each, an “Annual Bonus”) so long as Executive continues to be employed hereunder though the end of the applicable Fiscal Year in respect of which the Annual Bonus may otherwise be earned, and any such Annual Bonus, if payable, shall be paid no later than March 15th of the calendar year following the calendar year in which such Fiscal Year ends.

(c) Stock Incentive Plan. During the Employment Term, Executive will participate in the Samson Resources Corporation 2011 Stock Incentive Plan as amended from time to time (the “Stock Incentive Plan”, a copy of which is attached hereto as Exhibit A), initially as provided hereunder and otherwise as may be determined by the Board, or in any successor equity incentive award plan. In connection with the foregoing and as an inducement to Executive to enter into this Agreement and be bound by the obligations hereunder (including without limitation those obligations contained in Paragraphs 8 through 11 and the Stockholder’s Agreement), Executive shall be granted, under the Stock Incentive Plan, and within 30 days after the Effective Date, (i) options covering (A) 6,250,000 shares of SRC’s common stock at an exercise price equal to $4.00 per share, which stock options shall be granted as tax-qualified incentive stock options to the greatest extent permitted by law, (B) 6,250,000 shares of SRC’s common stock at an exercise price equal to $5.00 per share and (C) 17,500,000 shares of SRC’s common stock at an exercise price equal to $7.50 per share, which exercise prices Employer represents and warrants will be equal to or greater than the Fair Market Value of SRC’s common stock on the date of grant of such stock options, and (ii) 5,000,000 shares of restricted common stock of SRC, on such terms, as provided under that certain Option Award Agreement in the form attached hereto as Exhibit B and that certain Restricted Stock Award Agreement in the form attached hereto as Exhibit C, respectively, with such awards (and shares of common stock of SRC subject to such awards) further subject to the terms of the Stockholder’s Agreement, and that certain Sale Participation Agreement in the form attached hereto as Exhibit E, as applicable.

(d) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans, programs, and arrangements that are generally made available by Employer to its similarly situated executives, including without limitation Employer’s retirement, life insurance, long-term disability, and health plans, to the extent in existence from time to time. Without limiting the generality of the foregoing, the Employer acknowledges and agrees that the Employer maintains a retiree medical plan that requires 15 years of service as of retirement as a condition to eligibility and that the Employer will deem Executive to have 10 years of service as of the Effective Date for the purposes of satisfying such service requirement. Executive acknowledges and agrees that cooperation and participation in medical or physical examinations may be required by one or more insurance companies in connection with the applications for such life and/or disability insurance policies.

(e) Expenses. Executive shall be entitled to receive reimbursement for all reasonable expenses incurred by Executive during the Employment Term in performing his duties and responsibilities under this Agreement, consistent with Employer’s policies or practices for reimbursement of expenses incurred by other senior executives of Employer (the “Business Expenses”). Without limiting the generality of the foregoing, use of a private jet for purposes of business travel (either through use of Employer’s private plane or a NetJet arrangement or other equivalent arrangement) shall constitute a Business Expense. Notwithstanding the foregoing, to the extent that any reimbursable expenses are deemed to constitute taxable compensation (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(f) Paid Time Off. During the Employment Term, Executive shall accrue six weeks’ aggregate sick pay and paid time off per year (including, for the avoidance of doubt, vacation) in accordance with the policies and practices of Employer and shall carry forward such accruals to the extent not used in any given year, subject to any accrual caps applicable under such policies and practices (but, for the avoidance of doubt, in no event shall any applicable accrual cap limit such accruals to less than six weeks). Executive agrees to use his vacation and other paid time off at such times that are (i) consistent with the proper performance of his duties and responsibilities and (ii) mutually convenient for Employer and Executive.

(g) Fringe Benefits. During the Employment Term, Executive shall be entitled to the perquisites and other fringe benefits that are made available by Employer to its senior executives generally and to such perquisites and fringe benefits that are made available by Employer to Executive in particular, subject to any applicable terms and conditions of any specific perquisite or other fringe benefit.

(h) Relocation Benefits. In recognition of the fact that Executive is relocating himself and his family to Tulsa, OK in connection with Executive’s commencement of employment hereunder, during the Employment Term Employer shall provide Executive (or shall cause to be provided to Executive) with the following:

(i) up to six (6) months corporate housing in proximity to Employer’s Oklahoma headquarters for the benefit of Executive and his family;

(ii) full relocation costs (e.g., transportation/lodging) for Executive and his family and their collective personal belongings, one-way (“Relocation Costs”), from Executive’s current primary residence in Texas to such new primary residence as Executive shall identify in the Tulsa, OK area; and

(iii) reimbursement for the amount of broker commission Executive pays on the sale of Executive’s current primary residence in Texas.

6. Termination of Employment.

(a) Death. Executive’s employment shall terminate automatically upon his death.

(b) Disability. Subject to Paragraph 6(f), Employer or Executive may terminate Executive’s employment for Disability.

(c) Termination by Employer for Cause. Employer may terminate Executive’s employment for Cause by providing Executive with a Notice of Termination as set out in Paragraph 6(f). Before terminating Executive’s employment for Cause, Employer must provide Executive with written notice of its intent to do so, which notice must specify the particular circumstances or events that Employer contends gives rise to the existence of Cause; provided, however, that if Employer intends to exercise its right to terminate Executive’s employment in whole or part under provisions (ii) or (iv) of the definition of Cause, Employer must provide Executive with: first, written notice to Executive within 30 days following Employer’s initial knowledge of the existence and effect of the event(s) constituting Cause; and second, 30 days to correct those circumstances or events Employer contends give rise to the existence of Cause under such provision(s) (the “Correction Period”). If Executive corrects such circumstances during the Correction Period to the reasonable, good faith satisfaction of a majority of the members of the Board, such circumstances shall not constitute grounds for a termination for Cause. Nothing in this Paragraph 6(c) precludes informal discussions between Executive and any member of the Board regarding such circumstances or events.

(d) Termination by Executive for Good Reason. Subject to Paragraph 6(f) Executive may terminate his employment for Good Reason. None of the circumstances described in the definition of “Good Reason” above may serve as the basis for “Good Reason” unless (i) Executive provides written notice to the Employer within 30 days of Executive’s initial actual knowledge of the existence of the event(s) constituting Good Reason (and any failure to provide such notice within such 30-day period shall be deemed a waiver by Executive of the right to claim Good Reason with respect to such event) and (ii) Employer fails to cure (to the extent curable) such events(s) within 30 days after receipt from Executive of such notice; provided, that the separate occurrence of an event similar to a waived event but arising out of new facts or circumstances will also constitute Good Reason and will be subject to a separate written notice and waiver procedure. If Employer corrects the circumstances giving rise to Good Reason during the foregoing cure period to the reasonable, good faith satisfaction of Executive, such circumstances shall not constitute grounds for a termination for Good Reason.

(e) Termination by Either Party Without Cause or Without Good Reason. Employer may terminate Executive’s employment without Cause at any time without prior notice to Executive. Executive may terminate Executive’s employment without Good Reason upon at least 90 days’ prior written notice to Employer.

(f) Notice of Termination. Any termination of Executive’s employment by Employer or by Executive (other than a termination pursuant to Paragraph 6(a)) shall be communicated by a Notice of Termination. A “Notice of Termination” is a written notice that must (i) indicate the specific termination provision in this Agreement relied upon; (ii) in the case of a termination for Disability, Cause, or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision invoked; and (iii) if the termination is by Executive under Paragraph 6(e), or by Employer for any reason, specify the Employment Termination Date. The failure by Employer or Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Executive or preclude either of them from asserting such fact or circumstance in enforcing or defending their rights.

(g) Employment Termination Date. The Employment Termination Date, whether occurring before or after a Change of Control, shall be as follows: (i) if Executive’s employment is terminated by his death, the date of his death; (ii) if Executive’s employment is terminated by Employer because of his Disability or for Cause, the date specified in the Notice of Termination, which date shall be no earlier than the date such notice is given (and which shall be subject to any applicable notice and cure requirements); (iii) if Executive’s employment is terminated by Executive for Good Reason, the date provided in the Notice of Termination (subject to any applicable notice and cure provisions); (iv) if the termination is under Paragraph 6(e) by Executive without Good Reason, the date specified in the Notice of Termination, which date shall be no earlier than 90 days after the date such notice is given, or (v) if Executive’s employment is terminated by Executive or Employer via timely notice not to extend the Employment Term pursuant to Paragraph 3, the date the Employment Term expires.

(h) Deemed Resignation. In the event of termination of Executive’s employment, Executive agrees that if at such time he is a member of the Board or is an officer of Employer or a director or officer of any of its Affiliates, he shall be deemed to have resigned from such position(s) effective on the Employment Termination Date, unless the Board and Executive agree in writing prior to the Employment Termination Date that Executive shall remain a member of the Board, in which case Executive shall not be deemed to have resigned his position as a member of the Board merely by virtue of the termination of his employment. Executive agrees to execute and deliver any documents evidencing his resignation from such positions that Employer may reasonably request; provided, however, that no such document shall affect the date that Executive ceased to be a Board member as described above such that Executive continues to have duties as a Board member beyond the date specified in the preceding sentence.

(i) Investigation; Suspension. Employer may suspend Executive with pay pending a determination by the Board whether Executive has engaged in acts or omissions constituting Cause. Such a paid suspension shall not constitute a termination of Executive’s employment, or Good Reason. Executive agrees to cooperate with Employer in connection with any such investigation.

7. Compensation Upon Termination of Employment.

(a) Death. If Executive’s employment is terminated by reason of Executive’s death, Employer shall pay, or shall cause to be paid, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate) any unpaid portion of Executive’s Base Salary through the Employment Termination Date (the “Compensation Payment”), any earned but unused vacation (the “Vacation Payment”), and any unreimbursed Business Expenses or Relocation Costs, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date. If Executive is entitled to any vested benefits under any employee benefit plans of Employer or its Affiliates, such benefits shall be paid or provided in accordance with the terms of the applicable plan(s).

(b) Disability. If Executive’s employment is terminated by reason of Executive’s Disability, Employer shall pay, or shall cause to be paid, to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses or Relocation Costs at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date. If Executive is entitled to any vested benefits under any employee benefit plans of Employer or its Affiliates, such benefits shall be paid or provided in accordance with the terms of the applicable plan(s).

(c) Termination by Executive Without Good Reason. If Executive’s employment is terminated by Executive pursuant to and in compliance with Paragraph 6(e), Employer shall pay, or shall cause to be paid, to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date. If Executive is entitled to any vested benefits under any employee benefit plans of Employer or its Affiliates, such benefits shall be paid or provided in accordance with the terms of the applicable plan(s). If such termination occurs within one year after the Effective Date, Executive will pay to Employer any Relocation Costs reimbursed or paid to Executive as of the Employment Termination Date.

(d) Termination for Cause. If Executive’s employment is terminated by Employer for Cause, Employer shall pay, or shall cause to be paid, to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date. If Executive is entitled to any vested benefits under any employee benefit plans of Employer or its Affiliates, such benefits shall be paid or provided in accordance with the terms of the applicable plan(s). If such termination occurs within one year after the Effective Date, Executive will pay to Employer any Relocation Costs reimbursed or paid to Executive as of the Employment Termination Date.

(e) Termination Without Cause or With Good Reason or Upon Non-Renewal/Expiration of Employment Term.

(i) If Executive’s employment (A) is terminated by Employer for any reason other than death, Disability or Cause, (B) is terminated by Executive for Good Reason during the Employment Term, or (C) ends upon the expiration of the Employment Term due to its non-renewal by Employer in accordance with Paragraph 3, in any such case, Employer shall pay, or shall cause to be paid, to Executive the Compensation Payment, the Vacation Payment, and any unreimbursed Business Expenses, at the time and in the manner required by applicable law but in no event later than 30 business days after the Employment Termination Date. If Executive is entitled to any vested benefits under any employee benefit plans (excluding severance plans) of Employer or its Affiliates, such benefits shall be paid or provided in accordance with the terms of the applicable plan(s). Additionally, if Executive’s employment is terminated by Employer without Cause or by Executive with Good Reason within one year of the Effective Date, the Employer shall pay the Relocation Costs for Executive’s relocation back to Houston, Texas (or up to an equivalent cost to another city).

(ii) In addition, if Executive’s employment is terminated by Employer for any reason other than death, Disability, or Cause, or is terminated by Executive for Good Reason during the Employment Term, or if Employer gives timely notice pursuant to Paragraph 3 to Executive and Executive’s employment therefore ends upon the expiration of the Employment Term, Employer shall pay or provide to Executive (or shall cause to be paid or provided to Executive), at the time and in the manner provided in Paragraph 7(e)(iii), the following if, within 60 days after the Employment Termination Date, Executive has signed a general release agreement substantially in the form attached hereto as Exhibit F (the “Release”) and Executive does not revoke such Release:

(A) Executive’s Base Salary as in effect on the Employment Termination Date, multiplied by two, payable in substantially equal monthly installments over the twenty-four (24) month period beginning on the Employment Termination Date (the “Severance Period”), provided, that if such termination occurs upon or within two years following a Change of Control, such amount shall be paid as a lump sum on the 60th day following the Employment Termination Date (or, to the extent required to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(B)(i), on the 181st day following Executive’s Separation from Service), notwithstanding anything contained in Paragraph 7(e)(iii); and

(B) (x) two times (y) the greater of (I) the Annual Bonus, if any, earned in respect of the Fiscal Year preceding the Fiscal Year in which the Employment Termination Date occurs, and (II) the Target Bonus (but if such date occurs in 2013, the amount to be used under clause (y) shall be the Target Bonus), payable in substantially equal monthly installments over the Severance Period, provided, that if such termination occurs upon or within two years following a Change of Control, such amount shall be paid as a lump sum on the 60th day following the Employment Termination Date (or, to the extent required to avoid a prohibited distribution under Internal Revenue Code Section 409A(a)(2)(B)(i), on the 181st day following Executive’s Separation from Service), notwithstanding anything contained in Paragraph 7(e)(iii); and

(C) pay to Executive a pro-rated portion of the Target Bonus, determined by multiplying the Target Bonus by a fraction, the numerator of which equals the number of days in the relevant Fiscal Year elapsed through the Employment Termination Date and the denominator of which equals 365.

Notwithstanding the foregoing, Employer’s obligation under this Paragraph 7(e)(ii) is limited as follows: (X) if Executive engages in any conduct that materially violates Paragraph 8 or Paragraph 9, Employer’s obligation to make payments to Executive under this Paragraph 7(e)(ii), if any such obligation remains, shall end as of the date Employer so notifies Executive in writing (which date shall be no earlier than the date on which notice is provided), provided, however, that (i) Employer shall notify Executive in writing of any alleged breach of Paragraph 8 or Paragraph 9, (ii) Executive shall have a period of not less than 10 business days to cure any such breach, (iii) if Executive cures such breach to the reasonable, good-faith satisfaction of a majority of the members of the Board to the extent such breach is capable of cure, the limitations contained in this clause (X) shall not apply, and (iv) if Executive’s Employment Termination Date follows a Change in Control, this clause (X) shall not apply; and (Y) if Executive engages in any Restricted Activities during the Severance Period, Employer’s obligation to make payments to Executive under this Paragraph 7(e)(ii) shall end upon the later of (I) twelve (12) months after Employment Termination Date and (II) the date on which Executive first engages in such Restricted Activities, provided, however, that (i) Employer shall notify Executive in writing of any alleged engagement in Restricted Activities, (ii) Executive shall have a period of not less than 10 business days to cure any such actions, (iii) if Executive cures such actions to the reasonable, good-faith satisfaction of a majority of the members of the Board to the extent such breach is capable of cure, the limitations contained in this clause (Y) shall not apply and (iv) if Executive’s Employment Termination Date follows a Change in Control, this clause (X) shall not apply.

(iii) The amounts provided for under Paragraphs 7(e)(ii) shall be paid as follows, provided that the Employment Termination Date constitutes a “separation from service” within the meaning of Code Section 409A (“Separation from Service”) (and if the Employment Termination Date does not constitute Executive’s Separation from Service, then references in this Paragraph 7(e)(iii) below to “Employment Termination Date” shall instead be deemed to refer to Executive’s date of Separation from Service):

(A) so long as Executive is not, as of the Employment Termination Date, a “specified employee” within the meaning of Code Section 409A: (I) the sum of the amounts provided for under Paragraphs 7(e)(ii)(A) and 7(e)(ii)(B) shall be paid in substantially equal monthly installments over the Severance Period, commencing on the 60th day following the Employment Termination Date (with the first two such monthly installments to be paid in a lump sum on such 60th day); and (II) the amount provided for under Paragraph 7(e)(ii)(C) shall be paid in a lump sum on the 60th day following the Employment Termination Date; but

(B) if Executive is, as of the Employment Termination Date, a “specified employee” within the meaning of Code Section 409A, with respect to the amounts provided for under Paragraphs 7(e)(ii)(A) and 7(e)(ii)(B): (I) an amount equal to the Section 409A Exempt Amount (as defined below) shall be paid in substantially equal monthly installments over a period of four months commencing on the 60th day following the Employment Termination Date (with the first two such monthly installments to be paid in a lump sum on such 60th day); (II) the amount equal to (x) the sum of the amounts provided for under Paragraphs 7(e)(ii)(A) and 7(e)(ii)(B), less the Section 409A Exempt Amount, shall be paid in substantially equal monthly installments over a period of 18 months commencing on the 181st day following the Employment Termination Date; and (III) the amount provided for under Paragraph 7(e)(ii)(C) shall be paid in a lump sum on the 60th day following the Employment Termination Date.

For purposes of this Agreement, the “Section 409A Exempt Amount” is two times the lesser of (x) Executive’s annualized compensation based upon the annual rate of pay for services provided to Employer for the calendar year preceding the calendar year in which Executive has a Separation from Service with Employer (adjusted for any increase during that year that was expected to continue indefinitely if the service provider had not separated from service) or (y) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive has a separation from service.

(f) Health Insurance. In addition, if Executive’s employment with Employer or an Affiliate or successor of Employer is terminated or ends under the circumstances set forth in Paragraph 7(e), Executive will receive, in addition to any other payments due under this Agreement, the following benefit: if, at the time of the Employment Termination Date, Executive participates in one or more health plans offered or made available by Employer or its Affiliates and Executive is eligible for and elects to receive continued coverage under such plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or

any successor law, Employer will reimburse Executive during the Severance Period for the difference between (i) the total amount of the monthly COBRA premiums actually paid by Executive for the same coverage as in effect on the Employment Termination Date for Executive and his eligible dependents and (ii) the total monthly amount of the same premiums charged to active senior executives of Employer for health insurance coverage. Such reimbursement shall be made within the 60-day period following Executive’s payment of each monthly COBRA premium; provided, however, that Employer’s reimbursement obligation under this Paragraph 7(f) shall terminate upon the earliest of (i) the expiration of the time period described above, (ii) the date Executive becomes eligible for health insurance coverage under a subsequent employer’s plan, which occurrence Executive shall promptly report to Employer and (iii) if applicable, the date on which Employer’s obligations to make payments to Executive under Paragraph 7(e)(ii) ceases as provided therein; provided further, however, the amount of COBRA reimbursement during a calendar year may not affect the COBRA expenses eligible for reimbursement in any other calendar year.

(g) Exclusive Compensation and Benefits. The compensation and benefits described in this Paragraph 7, along with the associated terms for payment, constitute all of Employer’s obligations to Executive with respect to the ending of Executive’s employment with the Employer Group, subject to Paragraph 23 and the remainder of this Paragraph 7(g). Accordingly, Executive and Employer expressly acknowledge and agree that, following the Employment Termination Date, Executive shall have no rights to any employment by any member of the Employer Group (including employment as described in Paragraphs 2, 3 and 4), and no rights to any further compensation or benefits under Paragraph 5, except with respect to any rights Executive may have under any awards then-outstanding under the Stock Incentive Plan or vested benefits under any employee benefit plan (other than any severance plans and policies). Executive and Employer further acknowledge and agree that nothing in this Agreement is intended to limit or terminate (i) any obligations of Employer or Executive under the other terms of this Agreement, including, but not limited to, with respect to Employer, its obligations under Paragraphs 7, 12 and 19, and, with respect to Executive, his obligations under Paragraphs 6(h), 8, 9, 10, 13, 21, and 22, or (ii) any earned, vested benefits (other than any entitlement to severance or separation pay, if any) that Executive may have under the applicable provisions of any retirement or welfare benefit plan of Employer in which Executive is participating at the time of the termination of employment.

(h) Code Section 409A Matters.

(i) This Agreement is intended to comply and shall be interpreted in accordance with Code Section 409A and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Code Section 409A. If a provision of the Agreement would result in the imposition of an applicable tax under Code Section 409A, the parties agree that such provision shall be reformed to avoid imposition of the applicable tax, with such reformation effected in a manner that has the most favorable result to Executive.

(ii) For purposes of Code Section 409A, each payment or amount due under this Agreement shall be considered a separate payment, and Executive’s entitlement to a series of payments under this Agreement is to be treated as an entitlement to a series of separate payments.

(iii) If (x) Executive is a “specified employee,” as such term is defined in Code Section 409A and determined as described below in this Paragraph 7(h), and (y) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because Executive is a specified employee, that payment shall be payable on the earlier of (A) the first business day that is six months after Executive’s Separation from Service, (B) the date of Executive’s death, or (C) the date that otherwise complies with the requirements of Section 409A. This Paragraph 7(h) shall be applied by accumulating all non-exempt payments that otherwise would have been paid within six months of Executive’s separation and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, the Board may establish procedures as it deems appropriate in accordance with Code Section 409A.

(i) Payment after Executive’s Death. In the event of Executive’s death after he becomes entitled to a payment or payments pursuant to this Paragraph 7, any remaining unpaid amounts shall be paid, at the time and in the manner such payments otherwise would have been paid to Executive, to such person as Executive shall designate in a written notice to Employer (or, if no such person is designated, to his estate).

8. Confidential Information and Materials.

(a) Executive acknowledges and agrees that (i) the Employer Group is engaged in a highly competitive business; (ii) the Employer Group has expended considerable time and resources to develop goodwill with its customers, vendors, and others, and to create, protect, and exploit Confidential Information and Materials; (iii) Employer must continue to prevent the dilution of the Employer Group’s goodwill and unauthorized use or disclosure of its Confidential Information and Materials to avoid irreparable harm to its legitimate business interests; (iv) in the Employer’s business, Executive’s participation in or direction of the Employer Group’s day-to-day operations and strategic planning are an integral part of Employer’s continued success and goodwill; (v) given Executive’s position and responsibilities, he necessarily will be creating Confidential Information and Materials that belong to Employer and enhances Employer’s goodwill, and in carrying out his responsibilities he in turn will be relying on Employer’s goodwill and the disclosure by Employer to him of Confidential Information and Materials; and (vi) he will have access to Confidential Information and Materials that could be used by any competitor of Employer in a manner that would irreparably harm Employer’s competitive position in the marketplace and dilute its goodwill. Employer acknowledges and agrees that nothing in this Agreement precludes Executive from accepting employment from any third party employer after termination of employment with the Employer Group for whatever reason, provided that Executive complies with his obligations under Paragraph 8(d) and at law with respect to the Confidential Information and Materials.

(b) Employer acknowledges and agrees that Executive must have and continue to have throughout his employment the benefits and use of Employer Group’s goodwill and Confidential Information and Materials in order to properly carry out his responsibilities. Employer accordingly promises upon execution and delivery of this Agreement to provide Executive immediate and continuing access to Confidential Information and Materials and to authorize him to engage in activities that will create new and additional Confidential Information and Materials.

(c) Employer and Executive thus acknowledge and agree that during Executive’s employment with Employer, and upon execution and delivery of this Agreement, he (i) will receive Confidential Information and Materials that is unique, proprietary, and valuable to Employer Group; (ii) will create Confidential Information and Materials that are unique, proprietary, and valuable to Employer Group; and (iii) will benefit, including without limitation by way of increased earnings and earning capacity, from the goodwill Employer Group has generated and from the Confidential Information and Materials.

(d) Accordingly, Executive acknowledges and agrees that at all times during his employment by Employer Group and thereafter:

(i) all Confidential Information and Materials, whether or not prepared in whole or in part by Executive and whether or not disclosed to or entrusted to the custody of Executive, shall remain and be the sole and exclusive property of Employer Group;

(ii) Executive will use commercially reasonable efforts to protect and safeguard all Confidential Information and Materials;

(iii) Executive will hold all Confidential Information and Materials in strictest confidence and not, directly or indirectly, disclose or divulge any Confidential Information and Materials to any person or entity, for any reason or purposes whatsoever, other than an officer, director, or employee of, or legal counsel for, Employer Group, to the extent necessary for the proper performance of his responsibilities unless authorized to do so by Employer or compelled to do so by law or valid legal process;

(iv) if Executive believes he is compelled by law or valid legal process to disclose or divulge any Confidential Information and Materials, he will notify Employer of any such disclosure obligation as promptly as reasonably practicable to allow Employer the opportunity to defend, limit, or otherwise protect its interests against such disclosure;

(v) Executive will not use in any manner, other than for and in the course of Executive’s furtherance of the Employer Group’s business, any Confidential Information and Materials of Samson for the Executive’s own purposes or for the benefit of any other person or entity except members of the Employer Group, whether such use consists of the duplication, removal, oral use or disclosure, or the transfer of any Confidential Information and Materials in any manner, or such other unauthorized use in whatever manner;

(vi) at the end of his employment with Employer for whatever reason and whether voluntary or involuntary, he will immediately surrender and return to Employer all Confidential Information and Materials and all copies thereof, in whatever tangible form or medium, including electronic (it being understood that Executive shall be permitted to retain copies of all personal information stored on any Employer device); and

(vii) absent the promises and representations of Executive in this Paragraph 8 and in Paragraph 9, Employer would require him immediately to return any tangible Confidential Information and Materials in his possession, would not provide Executive with new and additional Confidential Information and Materials, would not authorize Executive to engage in activities that will create new and additional Confidential Information and Materials, and would not enter or have entered into this Agreement.

Employee further agrees to promptly report to the office of the General Counsel any knowledge or information obtained relating to non-compliance by Executive with Employer’s Confidential and Proprietary Information and Material Policy.

9. Nonsolicitation Obligations.

(a) In consideration of Employer’s promises to provide Executive with Confidential Information and Materials and to authorize him to engage in activities that will create new and additional Confidential Information and Materials upon execution and delivery of this Agreement, and the other promises and undertakings of Employer in this Agreement, Executive agrees that he shall not engage in any of the following activities while he is employed by Employer Group and during the twenty-four (24) month period following the Employment Termination Date that occurs for any reason whether on his own behalf or on behalf of any other individual, partnership, firm, corporation or business organization, either directly or indirectly solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice, any “Person” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (or any successor section thereto)) who is or was during the twenty-four (24) months preceding the time of the solicitation or hiring, then employed by or otherwise engaged to perform services for any member of the Employer Group to leave that employment or cease performing those services.

(b) Executive acknowledges and agrees that the restrictions contained in this Paragraph 9 are ancillary to an otherwise enforceable agreement, including without limitation the mutual promises and undertakings set forth in Paragraph 8 and Paragraph 10; that Employer’s promises and undertakings set forth in Paragraph 8 and Executive’s position and responsibilities with Employer give rise to Employer’s interest in restricting Executive’s post-employment activities; that such restrictions are designed to enforce Executive’s promises and undertakings set forth in this Paragraph 9 and his common-law obligations and duties owed to the Employer Group, and that such restrictions are reasonable and necessary, are valid and enforceable under Oklahoma law, and do not impose a greater restraint than necessary to protect Employer’s goodwill, Confidential Information and Materials, and other legitimate business interests; that the mutual promises and undertakings of Employer and Executive under Paragraph 8 and this Paragraph 9 are not contingent on the duration of Executive’s employment with Employer; that absent the promises and representations made by Executive in this Paragraph 9 and Paragraph 8,

Employer would require him to return any Confidential Information and Materials in his possession, would not provide Executive with new and additional Confidential Information and Materials, would not authorize Executive to engage in activities that will create new and additional Confidential Information and Materials, and would not enter or have entered into this Agreement; and that his obligations under Paragraph 8 and this Paragraph 9 supplement, rather than supplant, his common-law duties of confidentiality and loyalty owed to the Employer Group and any similar obligations under Executive’s Stockholder Agreement.

10. Intellectual Property.

(a) In consideration of Employer’s promises and undertakings in this Agreement, Executive agrees that all Work Product and New Developments will be disclosed promptly by Executive to Employer, shall be the sole and exclusive property of Employer, and are hereby assigned to Employer, regardless of whether (i) such Work Product and New Developments were conceived, made, developed or worked on during regular hours of his employment or his time away from his employment, (ii) the Work Product and New Developments were made at the suggestion of Employer; or (iii) the Work Product and New Developments were reduced to drawing, written description, documentation, models or other tangible form. Without limiting the foregoing, Executive acknowledges that all original works of authorship that are made by Executive, solely or jointly with others, within the scope of his employment and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101), and are therefore owned by Employer from the time of creation.

(b) Executive agrees to assign, transfer, and set over, and Executive does hereby assign, transfer, and set over to Employer, all of his right, title and interest in and to all Work Product and New Developments, without the necessity of any further compensation, and agrees that Employer is entitled to obtain and hold in its own name all patents, copyrights, and other rights in respect of all Work Product and New Developments. Executive agrees to (i) cooperate with Employer during and after his employment with Employer in obtaining patents or copyrights or other intellectual-property protection for all Work Product and New Developments; (ii) execute, acknowledge, seal, and deliver all documents tendered by Employer to evidence its ownership thereof throughout the world, including the United States and foreign countries; and (iii) cooperate with Employer in obtaining, defending, and enforcing its rights therein, provided that Executives obligations under this Paragraph 10(b) following any Employment Termination Date shall not unreasonably interfere with Executive’s employment or other activities and endeavors.

(c) Executive represents that there are no other contracts to assign inventions or other intellectual property that are now in existence between Executive and any other person or entity that would reasonably be expected to interfere with the intellectual property rights contemplated by this Agreement. Executive further represents that he is not a party to any other agreement that prohibits or restricts his performance of this Agreement. Executive will not in connection with his employment by Employer, use or disclose to Employer any confidential, trade secret, or other proprietary information of any previous employer or other person that Executive is not lawfully entitled to disclose.

(d) Executive hereby further agrees that upon any termination of his employment, for whatever reason and whether voluntary or involuntary, he will immediately surrender to Employer all of Employer’s property and other things of value belonging to Employer in his possession, or in the possession of any person or entity under his control, including without limitation all notes, maps, drawings, geophysical information, engineering or geologic data, studies, research, or any related information or documents, manuals, documents, photographs, or the like, including copies thereof, relating directly or indirectly to any Confidential Information and Materials or New Developments, or relating directly or indirectly to the business of Employer.

11. Reformation; Remedies.

(a) Notwithstanding any of the provisions of Paragraphs 8, 9 or 10 to the contrary, if at any time a court holds that the restrictions stated in any of such provisions or Paragraphs are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because the Executive’s services are unique and because the Executive will have access to Confidential Information and Materials, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement by Executive. In the event of a breach or threatened breach of this Agreement, Employer or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security). Notwithstanding the foregoing, for the avoidance of doubt, Employer acknowledges and agrees that it shall have no right to specific performance and/or injunctive relief to prevent or stop Executive from engaging in any Restricted Activities following any Employment Termination Date.

(b) In the event that the Executive breaches any of the provisions of Paragraphs 8, 9 or 10, in addition to all other remedies that may be available to Employer, the Employer shall be entitled to cause any severance payments or benefits then being provided to the Executive under this Agreement to immediately cease upon written notice to the Executive that Employer has reasonably and in good faith determined that the Executive has breached in any material respect any such restrictive covenants during the applicable period of such covenants and that Executive has not cured any such breach which is capable of cure within a reasonable time period after receipt of such notice.

12. Indemnification and Insurance. Employer shall indemnify Executive in accordance with the more favorable of Employer’s certificate of incorporation, bylaws and standard indemnification agreement with Executive, if any, as in effect on the date hereof or as in effect on the date as of which the indemnification is owed, as applicable, to the fullest extent permitted by the laws of the State of Delaware.

13. Assistance in Litigation. During the Employment Term and thereafter for the lifetime of Executive, Executive shall, upon reasonable notice, furnish such information and proper assistance to Employer Group as may reasonably be required by Employer in connection with any litigation, investigations, arbitrations, and/or any other fact-finding or adjudicative proceedings involving Employer Group. This obligation shall include, without limitation, to upon request meet with counsel for Employer Group and provide truthful testimony at the request of Employer or as otherwise required by law or valid legal process. Employer shall reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in rendering such assistance (such as travel, parking, and meals but not attorney’s fees), and shall, to the extent that any such post-termination cooperation requires more than 20 hours of Executive’s time, pay to Executive an hourly fee equal to Executive’s final Base Salary divided by 1,700, provided that any such expense reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense is incurred, and provided further that Executive’s obligations under this Paragraph 13 following the Employment Termination Date shall not unreasonably interfere with Executive’s employment or other activities and endeavors.

14. No Obligation to Pay. With regard to any payment due to Executive under this Agreement, it shall not be a breach of any provision of this Agreement for Employer to fail to make such payment to Executive if (i) Employer is prohibited from making the payment; (ii) Employer would be obligated to recover the payment if it was made; or (iii) Executive would be obligated to repay the payment if it was made; provided, however, that this Paragraph 14 shall only apply if such prohibition or obligation is legally imposed by statute or regulation.

15. Deductions and Withholdings. With respect to any payment to be made to Executive, Employer shall deduct, where applicable, any amounts authorized by Employee, and shall withhold and report all amounts required to be withheld and reported by applicable law.

16. Notices. All notices, requests, demands, and other communications required or permitted to be given or made by either party shall be in writing and shall be deemed to have been duly given or made (a) when delivered personally, (b) when deposited with a reputable overnight carrier or in the United States mail, first class registered or certified mail, postage prepaid, return receipt requested, to the party for which intended at the following addresses (or at such other addresses as shall be specified by the parties by like notice, except that notices of change of address shall be effective only upon receipt), or (c) when sent by email:

(I)	If to Employer, at:

Samson Resources Corporation Two West Second Street Tulsa, OK 74103 Attn: General Counsel Email:

(ii)	If to Executive, at Executive’s then-current home address on file with Employer. Email:

17. Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer after the date of termination of Executive’s employment with Employer, or otherwise.

18. Binding Effect; No Assignment by Executive; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors, and assigns; provided, however, that Executive shall not assign or otherwise transfer this Agreement or any of his rights or obligations under this Agreement. Subject to Paragraph 19, Employer is authorized to assign or otherwise transfer this Agreement or any of its rights or obligations under this Agreement only to an Affiliate of Employer. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

19. Assumption by Successor. Employer shall ensure that any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Employer, either by operation of law or written agreement, assumes the obligations of this Agreement (the “Assumption Obligation”). If Employer fails to fulfill the Assumption Obligation, such failure shall be considered a material breach of this Agreement and shall be Good Reason; provided, however, that the compensation to which Executive would be entitled to upon a termination for Good Reason pursuant to Paragraph 7(e)(ii) shall be the sole remedy of Executive for any failure by Employer to fulfill the Assumption Obligation. As used in this Agreement, “Employer” shall include any successor or assignee (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all the business and/or assets of Employer that executes and delivers the agreement provided for in this Paragraph 19 or that otherwise becomes obligated under this Agreement by operation of law.

20. Legal Fees and Expenses. Employer will reimburse Executive for all reasonable legal fees and expenses actually incurred by Executive in connection with the preparation, review, and negotiation of this Agreement and all ancillary agreements referenced herein, prior to its execution, provided that any such reimbursement shall be made within 30 days after proper substantiation of such fees and expenses by Executive and in any event within the same calendar year in which the fees and expenses are incurred.

21. Governing Law; Venue. This Agreement and the employment of Executive shall be governed by the laws of the State of Oklahoma except for its laws with respect to conflict of laws. The exclusive forum for any lawsuit arising from or related to Executive’s employment or this Agreement shall be a state or federal court in Tulsa County, Oklahoma. This provision does not prevent Employer from removing to an appropriate federal court any action brought in state court. EXECUTIVE HEREBY CONSENTS TO, AND WAIVES ANY OBJECTIONS TO, REMOVAL TO FEDERAL COURT BY EMPLOYER OF ANY ACTION BROUGHT AGAINST IT BY EXECUTIVE.

22. JURY TRIAL WAIVER. IN THE EVENT THAT ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH EMPLOYER RESULTS IN A LAWSUIT, BOTH EMPLOYER AND EXECUTIVE MUTUALLY WAIVE ANY RIGHT THEY MAY OTHERWISE HAVE FOR A JURY TO DECIDE THE ISSUES IN THE LAWSUIT, REGARDLESS OF THE PARTY OR PARTIES ASSERTING CLAIMS IN THE LAWSUIT OR THE NATURE OF SUCH CLAIMS. EMPLOYER AND EXECUTIVE IRREVOCABLY AGREE THAT ALL ISSUES IN SUCH A LAWSUIT SHALL BE DECIDED BY A JUDGE RATHER THAN A JURY.

23. Entire Agreement. This Agreement, together with the agreements referenced herein, contains the entire agreement between the parties concerning the subject matter expressly addressed herein and supersedes all prior agreements and understandings, written and oral, between the parties with respect to such subject matter, including any offer letter and termsheets attached thereto. However, nothing in this Paragraph 23 is intended to limit any obligations of the parties under any other written agreement that Employer may enter into with Executive after the Effective Date.

24. Modification; Waiver. No person, other than pursuant to a resolution duly adopted by the members of the Board, shall have authority on behalf of Employer to agree to modify, amend, or waive any provision of this Agreement. Further, this Agreement may not be changed orally, but only by a written agreement signed by the party against whom any waiver, change, amendment, modification or discharge is sought to be enforced. Executive and Employer acknowledge and agree that no breach by the other party of this Agreement or failure to enforce or insist on its rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights.

25. Construction. This Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

26. Severability. If any provision of this Agreement shall be determined by a court to be invalid or unenforceable, such invalidity, illegality or unenforceability shall not affect the remaining provisions of this Agreement, which shall remain in full force and effect, and shall be enforceable to the fullest extent permitted by applicable law, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

27. Counterparts. This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer effective as of the date first set forth above.

EMPLOYER: SAMSON RESOURCES CORPORATION

By:	/s/ Jonathan Smidt
Name:	Jonathan Smidt
Its:	Authorized Signatory

SAMSON INVESTMENT COMPANY

By:	/s/ Jonathan Smidt
Name:	Jonathan Smidt
Its:	Authorized Signatory

IN WITNESS WHEREOF, Executive has executed this Agreement effective as of the date first set forth above.

EXECUTIVE:

/s/ Randy L. Limbacher
RANDY L. LIMBACHER

Schedule 1

Permitted Activities

Interests

•	Ownership through family-owned entity of Rusk County ranch and acquisition of properties in region (including certain associated mineral rights) with primary business purposes relating to cattle, timber, recreational leasing and management of family investment portfolio (and excluding the conduct of exploration and production operations or acquisition of competitive leases, in either case, by the owners of the property).

•	Passive ownership of publicly traded securities, not to exceed 2% of any publicly traded E&P issuer.

•	Passive ownership interest in Forge Energy LLC and related capital commitments.

Exhibit A

2011 Stock Incentive Plan

[See attached]

Exhibit B

Option Award Agreement

[See attached]

Exhibit C

Restrict Stock Award Agreement

[See attached]

Exhibit D

Executive Stockholder’s Agreement

[See attached]

Exhibit E

Sale Participation Agreement

[See attached]

Exhibit F

Form of Release

[See attached]

Exhibit F

FORM OF1

WAIVER AND RELEASE OF CLAIMS AGREEMENT

This Waiver and Release of Claims Agreement (this “Release”) is being entered into by and between Randy L. Limbacher (“Executive”) and Samson Resources Corporation (“Employer”), subject to the terms and conditions set forth in this Release, for the purpose of complying with the release requirements contained in that certain Employment Agreement, effective as of April 18, 2013, between Employer and Executive (the “Agreement”). As used in this Release, “Employer” is defined as, shall mean and shall include (i) Samson Resources Corporation and any of its subsidiary companies, (ii) Samson Investment Company and any of its subsidiary companies (including, without limitation, Samson Resources Company, Samson Lone Star, LLC, Samson Offshore Company, Samson Contour Energy E&P, LLC and Samson Concorde Gas Intrastate, Inc.), and (iii) any buyer of such entities identified in (i) and (ii) above or any other successor to their business. Other than the terms defined above, all capitalized and italicized terms appearing herein have the meaning set forth in the Agreement.

Executive and Employer acknowledge that an Employment Termination Date has occurred pursuant to the terms of the Agreement as of [insert date] and in connection with such event, Executive is entitled to receive the payments and benefits provided for under Paragraph 7(e) of the Agreement, subject to Executive’s execution (without revocation by Executive) of this Release and such other obligations of Executive as set forth in the Agreement required to receive the payments and benefits provided hereunder.

Severance Benefits

1.	In exchange for Executive’s promises in this Release, Employer agrees to tender to Executive the payments set forth in Paragraph 7(e)(ii)(A), (B) and (C) of the Agreement, as applicable (in either event, the “Severance Payments”) and to provide the benefits as set forth in Paragraph 7(g) of the Agreement (collectively, the “Severance Benefits”).

2.	Executive agrees that he will be entitled to receive such Severance Payments and Severance Benefits only if Executive accepts, executes and does not revoke this Release, which requires Executive to release both known and unknown claims occurring prior to the date the Executive signs this Release.

3.	Executive agrees that the Severance Payments tendered and Severance Benefits provided, respectively, under Paragraph 7(e) and 7(g) of the Agreement constitute fair and adequate consideration for the execution of this Release and are extra benefits to which Executive would not otherwise be entitled.

Executive has been fully compensated for all wages and fringe benefits, including, but not limited to, paid and unpaid leave, due and owing, and such Severance Payments and Severance Benefits are in addition to payments and benefits to which Executive is otherwise entitled under applicable law and/or Employer benefit plans (excluding any severance plans of Employer or any of its affiliates, under which Executive shall not be entitled to any payments or benefits).

[Treatment of Executive Equity Incentives2

[1]	Note: To be customized at time of termination solely to address bracketed items in this Release, and updates to reflect any updates/successor statutes to those laws referenced herein.
[2]	Note: Bracketed language in Sections 4 and 5 reflects the fact that Employer does not have a call right, and Executive does not have a put right, in a Section 7(e) termination event, such that shares and/or vested options may or may not be purchased by the Employer, depending upon agreement between the parties at that time. Accordingly, the parties acknowledge that Sections 4 and 5 (and their caption) shall only be included in the Release if the parties so agree at the time of execution, and that the execution (and non-revocation) of a Release that excludes these provisions (but is otherwise in this form) shall be sufficient to entitle Executive to the Severance Payments and Severance Benefits (subject to compliance with applicable covenants).

4.	In exchange for Executive’s promises in this Release, Employer agrees to pay Executive on [insert date] the following amounts (all such amounts, the “Equity Payments”):

a.	the tender of [insert number] shares of Common Stock that Employer has agreed to purchase, and Executive has agreed to sell to Employer, at a per share purchase price of $[insert amount][; and

b.	the cancellation of Executive’s vested Options on [insert date], at a price equal to the product of (x) the number of shares of Common Stock subject to such vested Options and (y) the excess of (I) a per share purchase price of $[insert amount] over (II) the per share exercise price of such vested Options].

5.	Executive acknowledges and agrees that said Equity Payments reflects the agreement between the parties regarding the price payable for such shares of Common Stock [being purchased by Employer][ and/or] [subject to the vested Options being cancelled by Employer], whether or not such Equity Payments reflect the fair market value of such shares, and Executive further acknowledges and agrees that he or she will be entitled to receive such Equity Payments only if Executive accepts, executes and does not revoke this Release, which requires Executive to release both known and unknown claims occurring prior to the date the Executive signs this Release.]

Claims That Are Being Released

6.	Executive agrees that this Release constitutes a full and final release by Executive and Executive’s descendants, dependents, heirs, executors, administrators, assigns, and successors, of any and all claims, charges, and complaints, whether known or unknown, that Executive has or may have to date against Employer and any of its parents, subsidiaries or affiliated entities, or the agents, plans or programs administering Employer’s benefits, and their respective officers, directors, managers, members, shareholders, employees, predecessors, successors, and assigns, arising out of or related to Employee’s employment and/or the termination thereof, any agreements between Executive and Employer, or otherwise based upon acts, events or other sets of fact that occurred on or before the date on which Executive signs this Release. To the fullest extent allowed by law, Executive hereby waives and releases any and all such claims, charges, and complaints in return for the Severance Payments and Severance Benefits as set forth in the Agreement [and Equity Payments as set forth in this Release]. This release of claims is intended to be as broad as the law allows, and includes, but is not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith or fair dealing, express or implied, any tort or common law claims, any legal restrictions on Employer’s right to terminate employees, and any claims under any federal, state, municipal, local or other governmental statute, regulation, or ordinance, including, without limitation:

a.	Claims of discrimination, harassment, or retaliation under equal employment laws such as Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, and the Equal Pay Act, and any and all other federal, state, municipal, or local equal opportunity laws;

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b.	Claims of wrongful termination of employment; statutory, regulatory, and common law “whistleblower” claims, and claims for wrongful termination in violation of public policy;

c.	Claims arising under the Executive Retirement Income Security Act of 1974, except for any claims relating to vested benefits under Employer’s or its affiliates’ employee benefit plans, as applicable;

d.	Claims of violation of wage and hour laws, including, but not limited to, claims for overtime pay, meal and rest period violations, and recordkeeping violations; and

e.	Claims of violation of federal, state, municipal, or local laws concerning leaves of absence, such as the Family and Medical Leave Act.

Claims That Are Not Being Released

7.	Notwithstanding the foregoing or anything contained herein to the contrary, this Release shall not operate to release (a) any claims that may not be released as a matter of law, (b) any claims or rights that arise after Executive signs this Release, (c) [any claims or rights to payments or benefits under any equity award agreement between Executive and Employer (including without limitation any grant agreement, the Stockholder’s Agreement and the Sale Participation Agreement), (d)][3] any claims or rights with respect to unreimbursed Business Expenses under Paragraph 5(e), provision of Relocation Costs under Paragraph 5(h), the Severance Payments and Severance Benefits provided under Paragraph 7, or the legal fees and expenses reimbursement under Paragraph 20, in each case of the Agreement, (e) to any claims, including claims for indemnification and/or advancement of expenses, arising under any indemnification agreement between the undersigned and Employer or under the bylaws, certificate of incorporation of other similar governing document of Employer or (f) claims relating to vested benefits under Employer’s or its affiliates’ employee benefit plans (excluding under any such severance payment or benefit plans and policies, if any).

8.	Further, this Release will not prevent Executive from doing any of the following:

a.	Obtaining unemployment compensation, state disability insurance, or workers’ compensation benefits from the appropriate agency of the state in which Executive lives and works, provided Executive satisfies the legal requirements for such benefits (nothing in this Release, however, guarantees or otherwise constitutes a representation of any kind that Executive is entitled to such benefits);

b.	Asserting any right that is created or preserved by the Agreement or this Release, such as Executive’s right to receive the Severance Payments and Severance Benefits as set forth in the Agreement [and Equity Payments as set forth in this Release]; and

c.	Filing a charge, giving testimony or participating in any investigation conducted by the Equal Employment Opportunity Commission or any duly authorized agency of the United States or any state (however, Executive is hereby waiving the right to file any claim or receive any personal monetary recovery or other personal relief should the Equal Employment Opportunity Commission (or any similarly authorized agency) pursue any class or individual charges in part or entirely on Executive’s behalf).

Additional Executive Covenants

9.	Executive confirms and agrees to Executive’s continuing obligations under the Agreement that survive Executive’s termination of employment with Employer, including but not limited to those obligations contained in Paragraphs 8, 9, 10 and 13 of the Agreement.

[3]	Note: Bracketed language removed if waiver in connection with Equity Payments is included.

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Voluntary Agreement and Effective Date

10.	Executive understands and acknowledges that by signing this Release, Executive is agreeing to all of the provisions stated in this Release, and has read and understood each provision.

11.	The parties understand and agree that:

a.	Executive will have a period of 45 calendar days in which to decide whether or not to sign this Release, and an additional period of seven calendar days after signing in which to revoke this Release. If Executive signs this Release before the end of such 45-day period, Executive certifies and agrees that the decision is knowing and voluntary and is not induced by Employer through (i) fraud, misrepresentation, or a threat to withdraw or alter the offer before the end of such 45-day period or (ii) an offer to provide different terms in exchange for signing this Release before the end of such 45-day period.

b.	In order to exercise this revocation right, Executive must deliver written notice of revocation to the attention of Samson’s General Counsel on or before the seventh calendar day after Executive executes this Release. Executive understands that, upon delivery of such notice, this Release shall terminate and become null and void.

c.	The terms of this Release will not take effect or become binding, and Executive will not become entitled to receive the Severance Payments and Severance Benefits as set forth in the Agreement [and Equity Payments as set forth in this Release], until that seven-day period has lapsed without revocation by Executive. If Executive elects not to sign this Release or revokes same within seven calendar days of signing, Executive will not receive such Severance benefits.

d.	Subject to Paragraph 1 of this Release, all Severance Payments and Severance Benefits payable hereunder shall be paid in accordance with the applicable terms of the Agreement.

e.	If applicable, and in compliance with the Age Discrimination in Employment Act (“Act”), Executive is provided the information in Exhibit “1” to this Release as may be required by the Act.

Governing Law

12.	This Release shall be governed by the substantive laws of the State of Oklahoma, without regard to conflicts of law, and by federal law where applicable.

13.	If any part of this Release is held to be invalid or unenforceable, the remaining provisions of this Release will not be affected in any way.

Executive Consultation With Attorney

14.	Executive is hereby encouraged and advised to confer with an attorney regarding this Release. By signing this Release, Executive acknowledges that Executive has consulted, or had sufficient opportunity to consult with, an attorney or a representative of Executive’s choosing, if any, and that Executive is not relying on any advice from Employer, its agents or attorneys in executing this Release.

15.	This Release was provided to Executive for consideration on [insert date].

PLEASE READ THIS RELEASE CAREFULLY; IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

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Executive certifies that Executive has read this Release and fully and completely understands and comprehends its meaning, purpose, and effect. Executive further states and confirms that Executive has signed this Release knowingly and voluntarily and of Executive’s own free will, and not as a result of any threat, intimidation or coercion on the part of Employer or its representatives or agents.

EXECUTIVE

Date:

EMPLOYER

Date:	BY:
ITS:

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